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    FORM 3          U.S. SECURITIES AND EXCHANGE COMMISSION    OMB APPROVAL
------------                  Washington, D.C. 20549           -----------------
                                                               OMB Number:
                                                               Expires:
                                                               Estimated average
                                                               burden hours
                                                               per response 0.5
                                                               -----------------
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940

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  1. Name and Address of Reporting Person*          2.                          4. Issuer Name and Ticker or Trading Symbol
                                               Date of Event
                                                 Requiring
                                                 Statement                            SAFESCIENCE, INC. (SAFS)
         BRITANNIA HOLDINGS LIMITED          (Month/Day/Year)
-------------------------------------------   DECEMBER 29,     --------------------------------------------------------------------
          (Last / First / Middle)                 2000                         5.                     6. If Amendment, Date of
                                                               Relationship of Reporting Person to       Original (Month/Day/Year)
                                                                             Issuer
                                             ----------------        (Check all applicable)
                                                    3.
          UNIT 15, TEMPLE BUILDING            IRS or Social
-------------------------------------------  Security Number
                   (Street)                    of Reporting                                           -----------------------------
                                                  Person                                              7. Individual or Joint/Group
                                                (Voluntary)                                                       Filing
                                                               [X] 10% Owner      [ ] Director

                                                                                                          (Check applicable line)
                                                               [ ] Officer (give  [ ] Other (specify [X] Form Filed by One Reporting
       CHARLESTOWN, NEVIS, WEST INDIES                             title below):      below):            Person
-------------------------------------------
            (City / State / Zip)
                                                                                                     [ ] Form Filed by More than One
                                                                                                         Reporting Person
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* If the Form is filed by more than one
Reporting Person, see                                             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
  instruction 5(b)(v).
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

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                                                      2.
                                                   Amount of                 3.
                     1.                           Securities           Ownership Form:                           4.
             Title of Security                Beneficially Owned   Direct (D) or Indirect    Nature of Indirect Beneficial Ownership
              (Instruction 4)                  (Instruction 4)      (I) (Instruction 5)                  (Instruction 5)
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
COMMON STOCK                                      3,277,076                  D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)


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FORM  3 (CONTINUED)

        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                             5.
                                            2.                        3.                                 Ownership
                                     Date Exercisable   Title and Amount of Securities                    Form of
                                   and Expiration Date  Underlying Derivative Security                   Derivative          6.
                                     (Month/Day/Year)           (Instruction 4)               4.          Security:      Nature of
                                  -----------------------------------------------------   Conversion or  Direct (D) or    Indirect
                1.                                                            Amount or   Exercise Price  Indirect (I)   Beneficial
   Title of Derivative Security      Date      Expiration                     Number of   of Derivative  (Instruction    Ownership
         (Instruction 4)          Exercisable     Date        Title           of Shares   Security          5)        Instruction 5)
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
STOCK PURCHASE WARRANT              2/10/97     2/10/02      COMMON STOCK      125,000    $3.50/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT              8/12/97     2/12/02      COMMON STOCK       62,500    $4.75/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT              3/30/00     3/30/05      COMMON STOCK       41,667   $15.98/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT             12/29/00    12/29/05      COMMON STOCK      168,421    $2.20/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT             12/29/00    12/29/05      COMMON STOCK      168,421    $2.50/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT             12/29/00    12/29/05      COMMON STOCK      168,421    $3.00/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT             12/29/00    12/29/05      COMMON STOCK      168,421    $5.00/SHARE         D
(RIGHT TO BUY)
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STOCK PURCHASE WARRANT             12/29/00    12/29/05      COMMON STOCK      260,000    $0.01/SHARE         D
(RIGHT TO BUY)
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

Explanation of Responses:


                                                                           BRITANNIA HOLDINGS LIMITED

                                                                           ++ /s/ LESLIE JOHN JAMES                     1/9/2001
                                                                             --------------------------------------  --------------
**    Intentional misstatements or omissions of facts constitute Federal       **Signature of Reporting Person            Date
      Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually        ++ NAME/TITLE:  LESLIE JOHN JAMES,
      signed. If space provided is insufficient,                                           DIRECTOR
      see  instruction 6 for procedure.
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